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EXHIBIT 99.1


For Immediate Release                  Media Contact:    William J. Ahearn
                                                         (212) 526-4379

                                       Investor Contact: Shaun Butler
                                                         (212) 526-8381



                             LEHMAN BROTHERS REPORTS
                 RECORD FIRST QUARTER EARNINGS OF $541 MILLION,
                             UP 156% FROM A YEAR AGO




NEW YORK, March 20, 2000 - Lehman Brothers Holdings Inc. (NYSE: LEH) today reported net income of $541 million, or $3.69 per common share (diluted), for the first quarter ended February 29, 2000. Net income increased by 156 percent over the $211 million reported for the first quarter of fiscal 1999. Net income per share increased 135 percent from $1.57 (diluted) in the year-ago quarter. The results for the fiscal 2000 first quarter were the best in the Firm's history in terms of revenues, net income, operating margin and return on equity.

"This was an extremely strong quarter for Lehman Brothers, one which not only reflects the significant strength of the Firm today, but also underscores our ability to continue to enhance the organization's potential going forward," said Richard S. Fuld, Jr., Chairman and Chief Executive Officer. "Our businesses across the board performed extremely well this quarter, with equities and investment banking posting record revenues, and fixed income and private client services producing very strong results. The Firm is clearly hitting on all cylinders."

Net revenues (total revenues less interest expense) for the first quarter were $2.202 billion, an increase of 97 percent from $1.118 billion in the first quarter of fiscal 1999. The revenue total was the highest in the Firm's history, surpassing the next highest quarterly total by more than $700 million. Mr. Fuld noted that the gains in the first quarter reflected record performance in equity underwriting and M&A advisory activities, as well as significant increases in the Firm's institutional customer flow activities across most equity and fixed income products.

Mr. Fuld also pointed out that the breadth of Lehman Brothers' revenues for the first quarter of fiscal 2000 underscores the success of the Firm's efforts to diversify its revenue mix by business and by region. Mr. Fuld said the quarter continued the trend of significant revenue generation from each of the Firm's major business units, with equities actually representing the largest share of revenues for the period.

Non-interest expenses for the quarter were $1,408 million, compared with $809 million in the fiscal 1999 first quarter. Nonpersonnel expenses in the fiscal 2000 first quarter were $263 million, compared with $242 million in the previous year's first quarter. Nonpersonnel expenses as a percentage of net revenues decreased in the quarter to 11.9 percent from 21.7 percent a year ago. Compensation and benefits as a percentage of net revenues was 52 percent, as the Firm stepped up its rate of investment to accelerate its growth, and take advantage of rapidly expanding opportunities in a number of businesses, particularly investment banking, equities, and Europe. The Firm also increased its investment in information technology and e-commerce activities, to support its growth strategy.

For the fiscal 2000 first quarter, the Firm's return on common equity was a record 36.8 percent, more than double the 17.2 percent ROE of a year ago. For the quarter ended February 29, 2000, pre-tax operating margin was also a record at 36.1 percent, compared with 27.6 percent in the year-ago first quarter.

Return on common equity for the first fiscal quarter of 2000 is calculated using net income before adjusting for a special preferred dividend.

As a result of the level of earnings Lehman Brothers attained in the first quarter of fiscal 2000, earnings per share calculations include the impact of a special preferred dividend of $50 million expected to be paid to American
Express Company and to Nippon Life Insurance Company at year end. American Express and Nippon Life are entitled to receive an annual non-cumulative preferred dividend equal to 50 percent of the amount by which the Firm's net income for the full fiscal year exceeds $400 million, up to a maximum of $50 million per year, through mid-year 2002.

As of February 29, 2000, Lehman Brothers stockholders' equity and trust preferred securities totaled $7.3 billion and total capital (stockholders' equity, trust preferred securities, and long-term debt) was $39.6 billion. Book value per common share was $48.79.

Lehman Brothers is a global investment bank with leadership positions in corporate finance, advisory services, private equity, municipal finance and fixed income and equity sales, trading and research. Lehman Brothers serves the financial needs of corporate, government and institutional clients, and high-net-worth individuals through offices in major financial centers worldwide.


                        (Financial Information Attached)